                                    [Date], 2022

Dear [Crewleader],

JetBlue is successful because of Crewleaders like you who demonstrate passion, dedication, and a commitment to balancing the interests of our Company, Customers and Shareholders.

As you likely appreciate, the impact of COVID-19 has created an incredibly challenging period for our Company, our industry, and all of us as individuals. That said, we want to recognize your significant efforts and contributions with an Executive Retention Award (“Award”) and encourage your continued service to JetBlue.

Executive Retention Award: You will be eligible to receive a one-time bonus in the amount of [$___ ] on the later of (1) May 1, 2023, OR (2) 30 days following the lapse of CARES Act compensation restrictions, or subsequent legislation establishing similar limitations (such date, the “Payment Date”). This Executive Retention Award may be paid in the form of cash or fully vested equity at the sole discretion of the Board, or Compensation Committee if delegated by the Board, at the time of payment. Any payment in the form of fully vested equity shall be made from the Company’s 2020 Omnibus Equity Incentive Plan with arrangements for tax withholding, including through reducing the number of shares deliverable in settlement of the award, to be consistent with the terms of such plan.

You must remain employed with or performing services for JetBlue through the Payment Date to receive payment of the Award. However, you will receive the Award on the Payment Date should JetBlue terminate your employment or services without Cause or if you terminate your employment or services with JetBlue for Good Reason, as defined in the Amended and Restated JetBlue Airways Corporation Severance Plan. Under any other circumstances where you do not remain employed with or performing services for JetBlue through the Payment Date, the Board, or Compensation Committee if delegated by the Board, may determine in its sole discretion whether you shall still be eligible to receive any payment of your Award.

If this Executive Retention Award is deemed to violate requirements of the Government Support1 compensation restrictions, either (1) payment of any Award shall be deferred until the company reasonably believes that any payment will not be prohibited under the Government Support restrictions, or (2) if deferral is infeasible, this Award shall be void to the extent necessary to comply with such requirements. This Executive Retention Award is intended to satisfy the requirements of Section 409A of the U.S. Internal Revenue Code with respect to amounts subject thereto and shall be interpreted, construed and performed consistent with such intent.

Thank you again for your continued extraordinary efforts during this unprecedented time. We look forward to your future contributions and continued success here at JetBlue.

Best regards,

Chief People Officer

1 “Government Support” means compensation limitations established under the CARES Act, the Consolidated Appropriations Act, the American Rescue Plan, or any subsequent legislation establishing similar limitations.